EXHIBIT 3.4

FORD CREDIT FLOORPLAN CORPORATION

BY-LAWS

(As amended through November 1, 2015)

i

FORD CREDIT FLOORPLAN CORPORATION

A DELAWARE CORPORATION

BY-LAWS

BACKGROUND

The business of Ford Credit Floorplan Corporation (the “Corporation”) is governed by its Second Restated Certificate of Incorporation filed with the Secretary of State of the State of Delaware on November 12, 2015 (the “Certificate of Incorporation”).  Capitalized terms used and not defined in these By-Laws have the meanings given to them in the Certificate of Incorporation.

ARTICLE I
OFFICES

The registered office of the Corporation will be as stated in the Certificate of Incorporation.  The Corporation may have an office in Dearborn, Michigan and other places the Board of Directors may determine or the Corporation’s business may require.

ARTICLE II
STOCKHOLDERS

Section 2.1.                                 Meetings.  Subject to the DGCL, meetings of the stockholders for any purpose may be called by the chairman of the Board of Directors, the chief executive officer, the president or by a majority of the Board of Directors. The chairman of the Board of Directors, the chief executive officer, the president or the secretary will call a meeting of the stockholders if the holders of record of a majority of the common stock outstanding file with the secretary a written request for a meeting.  The request must state the purpose of the proposed meeting.

Section 2.2.                                 Notice of Meetings.  Subject to the DGCL, at least one days’ notice of a meeting of the stockholders stating the time and place and the purposes of the meeting will be given by the chairman of the Board of Directors, the chief executive officer, the president or the secretary to each stockholder of record having voting power for the business to be transacted at the meeting.

Section 2.3.                                 Quorum and Plurality Requirements.  Subject to the DGCL, at any meeting of the stockholders, the holders of a majority of the common stock issued and outstanding, present in person or represented by proxy, will be a quorum for the transaction of business.  If there is not a quorum at any meeting of the stockholders, the holders of the common stock present in person or represented by proxy will have power to adjourn the meeting without notice other than announcement at the meeting.  At an adjourned meeting at which a quorum is present or represented any business may be transacted that might have been transacted at the meeting as originally notified.  Subject to the DGCL, when a quorum is present at a meeting, the vote of the holders of a majority of the common stock present in person or represented by proxy will decide any action brought before the meeting.

Section 2.4.                                 Organization of Meetings.  The chairman of the Board of Directors, or in his or her absence, the chief executive officer, or in the absence of the chairman of the Board of Directors and the chief executive officer, the president, will call to order meetings of the stockholders and will act as chairman of those meetings.  The Board of Directors or the stockholders may appoint any stockholder or any Director or officer of the Corporation to act as chairman of any meeting in the absence of the chairman of the Board of Directors, chief executive officer, and the president.

The secretary of the Corporation will act as secretary of all meetings of the stockholders, but in the absence of the secretary, the presiding officer may appoint another person to act as secretary.

Section 2.5.                                 Proxies and Voting.  At a meeting of the stockholders, each holder of common stock will be entitled to one vote for each share of common stock held by such stockholder.  The vote will be in person or by proxy authorized according to the DGCL and filed according to procedures established for the meeting.  No proxy will be voted on after three years from its date, unless the proxy provides for a longer period.  Except where the transfer books of the Corporation have been closed or a date has been fixed as a record date for the determination of its stockholders entitled to vote, no share of stock will be voted on at any election for Directors that has been transferred on the books of the Corporation within 20 days before the election of Directors.

Section 2.6.                                 Stock Lists.  A list of the stockholders entitled to vote at any meeting of the stockholders will be prepared by the secretary and will be open to the examination by any stockholder, at the place where the meeting is to be held, for at least ten days before the meeting and during the meeting.

Section 2.7.                                 Ratification.  If there is a stockholders’ derivative suit or any other suit to enforce rights of the Corporation or any of its stockholders for lack of authority for a questioned transaction, then defective or irregular execution, adverse interest of any Director, officer or stockholder, non-disclosure, calculation errors or the application of improper principles or practices of accounting may be approved, ratified and confirmed before or after judgment by the Board of Directors or by the stockholders, and, if approved, ratified or confirmed, will have the same force and effect as if the questioned transaction had been originally duly authorized, and the approval, ratification or confirmation will be binding on the Corporation and all of its stockholders and will bar any claim or execution of any judgment on the questioned transaction.

Section 2.8.                                 Consent In Lieu of Meeting.  Any action or vote of the stockholders may be taken by written consent of all the stockholders who would have been entitled to vote.

ARTICLE III
MANAGEMENT OF CORPORATION; BOARD OF DIRECTORS; OFFICERS

Section 3.1.                                 General Management.  Subject to the Certificate of Incorporation and except for matters reserved under DGCL to the stockholders for decision, the business of the Corporation will be managed by Board of Directors with the power to appoint officers of the Corporation, to appoint and direct agents, to grant general or limited authority to officers, employees and agents of the Corporation and to execute and deliver contracts and other documents in the name and on behalf of the Corporation.

Section 3.2.                                 Size of Board(a)       .  The Board of Directors will have not less than three nor more than five Directors.  The number may be increased or reduced by action of the Board of Directors.  The Board of Directors will have five individuals, two of which will be Independent Directors as required by the Certificate of Incorporation.  As of the date of these By-Laws, the Board of Directors consists of the following:

David A. Webb

Jane L. Carnarvon

Susan J. Thomas

Frank B. Bilotta, as Independent Director

Bernard J. Angelo, as Independent Director.

Section 3.3.                                 Committees of Board of Directors.

(a)                                 Establishment.  The Board of Directors may establish standing committees or special committees of the Board of Directors, each of which will have powers and functions delegated to it by the Board of Directors.  The Board of Directors may abolish any committee.  Each committee will consist of one or more Directors, the exact number being determined by the Board of Directors.  Designations of the chairman and members of each committee will be made by the Board of Directors.  Each committee will have a secretary designated by its chairman.

(b)                                 Rules and Procedures.  Each committee may set rules and procedures for meetings and will meet at the times and places provided by those rules, by resolution of the committee, or by call of the chairman.  Notice of meeting of each committee, other than of regular meetings under its rules or resolutions, will be given to committee members.  The presence of one-third of its members, but not less than two, will constitute a quorum of any committee, and all questions will be decided by a majority vote of the members present at the meeting.  All actions taken at each committee meeting will be recorded in minutes of the meeting.

Section 3.4.                                 Meetings.  Meetings of the Board of Directors may be called by any director on two business days’ prior notice to each other Director, and may be held outside the State of Delaware at the office of the Corporation in Dearborn, Michigan and other places the Board of Directors may determine.  The presence of a majority of the Directors then in office will be a quorum at any meeting of the Board of Directors.  All actions of the Board of Directors will require the affirmative vote of a majority of the Directors then in office.  Meetings of the Board of Directors may be conducted in person or by conference telephone facilities.  Any action required or permitted to be taken at any meeting of the Board of Directors may be taken without a meeting and without prior notice if the number of Directors sufficient to approve the action under these By-Laws consent in writing.

Section 3.5.                                 Organization of Meetings.  The Board of Directors will elect one Director to be chairman of the Board of Directors.  The chairman of the Board of Directors will lead the Board of Directors in fulfilling its responsibilities and will determine the agenda and perform all other duties and exercise all other powers delegated by the Board of Directors.  Meetings will be presided over by the chairman of the Board of Directors, or in his or her absence or at his or her request by the chief executive officer, or in the absence of the chairman of the Board of Directors and the chief executive officer, by the president, or by another person designated by the Board of Directors.

Section 3.6.                                 Resignation of Directors.  Any Director may resign at any time on written notice of resignation to the Board of Directors.  Any resignation will be effective immediately unless another effective date is stated in the notice.  Acceptance of a resignation will not be necessary to make it effective.

Section 3.7.                                 Removal of Directors.  Any Director may be removed, with or without cause, by the stockholders, provided that if there are fewer than two Independent Director after any removal, the Director will be replaced by an Independent Director.

Section 3.8.                                 Filling of Vacancies.  For any increase in the number of Directors, or a vacancy in the Board of Directors, the additional Director will be appointed by the stockholders.

Section 3.9.                                 Directors’ Compensation.  Directors may receive reasonable compensation for their services with expenses, if any, determined by the Board of Directors.  The compensation and expense will be paid by the stockholders.

Section 3.10.                          Authorized Officers(a)                       . The Board of Directors may appoint authorized officers of the Corporation (“Authorized Officers”) who may, on behalf of the Corporation, execute agreements to which the Corporation is a party and any document or certificate to be delivered for them or under them.  Any Authorized Officer will have the right and authority to perform duties the Board of Directors delegates to them.  Each Authorized Officer will hold office for the term for which the Authorized Officer is appointed and until a successor is appointed and qualified or until the Authorized Officer’s death, resignation or removal.  A Person may hold multiple offices.  No Authorized Officer need be a Director, a stockholder, a Delaware resident, or a United States citizen.  The compensation, if any, of the Authorized Officers of the Corporation will be determined by the Board of Directors.

(b)                                 Right and Authority.  Each Authorized Officer has the right and authority to take all actions specifically stated in the Certificate of Incorporation or these By-Laws which may be taken by the Corporation or which the Authorized Officer considers necessary or advisable for the management and conduct of the Corporation’s business.

(c)                                  Removal.  Any Authorized Officer of the Corporation may be removed, with or without cause, by the Board of Directors.  Any Authorized Officer may resign at any time by notice to the Corporation.  Resignation will be in writing, effective at the time stated in the writing or, if no time is stated, at the time the Board of Directors receives the writing.  A vacancy in any office of the Corporation may be filled by the Board of Directors.

ARTICLE IV
CAPITAL STOCK; DIVIDENDS

Section 4.1.                                 Certificates of Shares.  The certificates for shares of the capital stock of the Corporation will be in a form approved by the Board of Directors.

Section 4.2.                                 Addresses of Stockholders.  The Corporation will maintain a stock ledger containing the name and address of each stockholder..

Section 4.3.                                 Lost, Destroyed or Stolen Certificate.  Any person claiming a stock certificate in lieu of one lost, destroyed or stolen, will give the Corporation an affidavit of his or her ownership of the certificate and of the facts proving that it has been lost, destroyed or stolen.  If required by the Board of Directors, that person also will give the Corporation a bond, in a form approved by the Board of Directors, to indemnify the Corporation against any claim that may be made against it on account of the alleged loss of the certificate or the issuance of a new certificate.

Section 4.4.                                 Transfers of Stock.  On surrender to the Corporation or the transfer agent of the Corporation of a certificate for shares duly endorsed or accompanied by proper evidence of succession, assignment, or authority to transfer, the Corporation will issue a new certificate to the person entitled to the new certificate, cancel the old certificate and record the transaction on its books.

Section 4.5.                                 Closing of Transfer Books.  The Board of Directors will have the power to close the stock transfer books of the Corporation for a period not more than 50 days before the date of any meeting of stockholders or the date for payment of any dividend or the date for allotment of rights or the date when any change or conversion or exchange of stock will go into effect, or for a period not more than 50 days for obtaining the consent of the stockholders for any purpose.  Alternatively, the Board of Directors may fix in advance a date not more than 50 days before the date of any meeting of stockholders, or the date for payment of any dividend, or the date for the allotment of rights, or the date when any change or conversion or exchange of stock will go into effect, or the date for obtaining consent, as a record date for the determination of the stockholders entitled to notice of and to vote at any such meeting and any adjournment, or entitled to payment of any dividend or to any allotment of rights or to exercise the rights in respect of any change, or conversion or exchange of stock, or to give consent; and in that case, those stockholders, and only those stockholders, that are stockholders of record on that fixed date, will be entitled to the notice of and to vote at the meeting and any adjournment of the meeting or to receive payment of the dividend or to receive the allotment of rights or to exercise the right or to give the consent, as applicable, despite any transfer of any stock on the books of the Corporation after that record date.

Section 4.6.                                 Registered Stockholders.  The Corporation will be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends, and to vote as owner, and to hold liable for calls and assessments a person registered on its books as the owner of shares, and will not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person, whether or not it has express or other notice, except as required under the DGCL.

ARTICLE V
FISCAL YEAR

Section 5.1.                                 Fiscal Year.  The fiscal year of the Corporation will be the calendar year.

ARTICLE VI
MISCELLANEOUS

Section 6.1.                                 Notices.

(a)                                 Delivery of Notices.  Subject to the DGCL, a notice required by these By-Laws, the Certificate of Incorporation or the DGCL to be given to any stockholder, Director or officer, the notice, may be given personally, by telephone or in writing, including by electronic transmission.  All notices, requests, demands, consents, waivers or other communications to or from the parties in writing will be considered received by the recipient:

  (i)                               for overnight mail, on delivery or, for registered first class mail, postage prepaid, three days after deposit in the mail properly addressed to the recipient;

 (ii)                               for a fax, when receipt is confirmed by telephone, reply email or reply fax from the recipient; and

(iii)                               for an email, when receipt is confirmed by telephone or reply email from the recipient.

(b)                                 Notice Addresses.  A notice, request, demand, consent, waiver or other communication in writing must be addressed to a stockholder at the address stated in Section 4.2 or to a Director or officer at his or her business office on record with the Corporation.

ARTICLE VII
AMENDMENTS

Section 7.1.                                 Amendments.  The Board of Directors may make, amend or repeal the By-Laws by action of the Board of Directors.  The stockholders may make, amend or repeal the By-Laws at any regular or special meeting if the substance of the amendment is in the notice of the meeting.